SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VSOURCE, INC.

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Vsource, Inc.

7855 Ivanhoe Avenue

Suite 200

La Jolla, CA 92037

U.S.A.

T: 858-551-2920

F: 858-618-5904

www.vsource.com

November 26, 2003

To Our Stockholders:

I am pleased to invite you to attend the 2003 Annual Meeting of Stockholders of Vsource, Inc. to be held on Wednesday, December 17, 2003, at 10:00 a.m. local time, at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, CA 92122.

Details regarding the business to be conducted at the meeting are fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I urge you to exercise your rights as a stockholder to vote and participate in this process. Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote in person or over the Internet, as well as by telephone or by mailing a proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend and vote in person. Please review the instructions on the proxy card regarding each of these voting options.

Your Board of Directors and management are committed to the success of Vsource and the enhancement of your investment. As Chairman of the Board of Directors and Chief Executive Officer, I thank you for your ongoing support and continued interest in Vsource.

Sincerely,

Phillip E. Kelly
Chairman and Chief Executive Officer

7855 Ivanhoe Avenue

Suite 200

La Jolla, California 92037

VSOURCE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 17, 2003

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Vsource, Inc., a Delaware corporation, will be held on Wednesday, December 17, 2003, at 10:00 a.m. local time, at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, CA 92122 for the following purposes:

1.	To elect six directors to serve until the 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers as our independent auditors for the fiscal year ending January 31, 2004 (Proposal No. 2); and

3.	To transact any other business that is properly brought before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as amended, is being mailed to stockholders together with the Proxy Statement.

Stockholders of record at the close of business on November 13, 2003, will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also be able to vote by using the Internet or by calling a toll-free phone number pursuant to the instructions on your proxy card. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Timothy T. Hui
Secretary

November 26, 2003

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY TODAY.

7855 Ivanhoe Avenue

Suite 200

La Jolla, California 92037

PROXY STATEMENT

2003 Annual Meeting of Stockholders

To Be Held on December 17, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vsource, Inc. (“Vsource” or the “Company”) for use at our 2003 Annual Meeting of Stockholders to be held on Wednesday, December 17, 2003 at 10:00 a.m. local time, at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, CA 92122, and at any adjournments or postponements thereof, for the following purposes:

1.	To elect six directors to serve until the 2003 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers as our independent auditors for the fiscal year ending January 31, 2004 (Proposal No. 2); and

3.	To transact any other business that is properly brought before the meeting or any adjournments or postponements thereof.

These proxy solicitation materials were mailed on or about November 26, 2003, to all stockholders entitled to vote at the annual meeting.

-i-

GENERAL

Record Date; Stockholders Entitled to Vote

Only stockholders of record at the close of business on November 13, 2003 (the “record date”) are entitled to vote at the annual meeting or at any postponements or adjournments thereof. As of the close of business on November 13, 2003 there were 1,968,444 shares of Vsource common stock, 1,060,159 shares of Series 1-A Preferred Stock, 365,445 shares of Series 2-A Preferred Stock and 17,364 shares of Series 4-A Preferred Stock outstanding and entitled to vote at the meeting.

Each share of Vsource common stock is entitled to one vote, each share of Vsource Series 1-A Preferred Stock is entitled to 0.378 votes for a total of approximately 400,740 votes, each share of Series 2-A Preferred Stock is entitled to 0.451 votes for a total of approximately 164,815 votes and each share of Series 4-A Preferred Stock is entitled to 1,000 votes for a total of 17,364,000 votes. Fractional shares shall not be entitled to a vote. The holders of Vsource common stock and preferred stock will vote together as a single class at the meeting. Shares may not be voted cumulatively for the election of directors.

Quorum

The presence in person, or by a properly executed proxy, of the holders of securities entitled to cast a majority of the votes at the annual meeting is necessary to constitute a quorum. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained. In general, shares represented by a properly executed proxy will be counted as shares present and entitled to vote at the annual meeting for the purposes of determining a quorum, without regard to whether the proxy reflects votes withheld or abstentions or reflects a broker non-vote on a matter (i.e., where a proxy is not voted on a particular matter because voting instructions have not been received and the broker does not have discretionary authority to vote).

Vote Required

Under Delaware law, directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting (Proposal 1). This means that the director nominees with the most affirmative votes will be elected to fill the available seats. If you vote “Withheld” with respect to the election of a director nominee, your shares will not be voted with respect to the person indicated and will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the voting power present in person or by proxy is required to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending January 31, 2004 (Proposal No. 2). Abstentions will count as a vote against this proposal, but broker non-votes will have no effect.

The Vsource Board of Directors unanimously recommends that you vote “FOR” the election of management’s director nominees and “FOR” the proposal to ratify PricewaterhouseCoopers as our independent auditors for the fiscal year ending January 31, 2004.

Voting

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. You may also be able to vote by using the Internet or by calling a toll-free phone number pursuant to the instructions that are included with your proxy card.

You can revoke your proxy at any time before it is voted at the annual meeting by sending written notice to our La Jolla, California office addressed to our Secretary, submitting another timely proxy by telephone, Internet or mail or attending the annual meeting and voting in person.

“Householding” of Proxy Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. The practice of “householding” means that only one copy of the proxy statement and annual report will be sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder of Vsource who contacts the Company’s investor relations department at (858) 551-2920 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at the Company’s principal offices located at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California during normal business hours for a period of at least 10 days prior to the annual meeting.

Validity

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxy cards will be determined by the inspectors of the election. The determination of the inspectors of the election will be final and binding. We may accept proxies by any reasonable form of communication so long as we can reasonably be assured that the communication is authorized by one of our stockholders.

Solicitation

Proxies are being solicited by and on behalf of our Board of Directors. We will pay the cost of soliciting proxies from our stockholders as well as all mailing fees incurred in connection with this proxy statement. In addition to the solicitation of proxies by mail, Internet and telephone, some of our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact, without additional compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of our common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

Deadline for Receipt of Stockholder Proposals

We currently intend to hold our 2004 Annual Meeting of Stockholders in June 2004 and to mail proxy statements relating to the 2004 annual meeting in May 2004. Stockholder proposals intended to be presented at the 2004 annual meeting and included in the proxy statement and form of proxy relating to that meeting must be received by us in writing to our offices in La Jolla, California, addressed to our Secretary, by March 18, 2004 in order to be considered timely. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. In addition, the proxy solicited by the Board of Directors relating to the 2004 annual meeting may confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal by April 25, 2004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of six directors. All six directors will stand for election at the annual meeting. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee, if elected, will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the 2004 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

Scott Behan and Nathaniel Kramer resigned as directors in October 2002, leaving two vacancies on the Board. The Board of Directors appointed Jean Selata and Bruno Seghin to fill the vacancies created by Messrs. Behan’s and Kramer’s resignations.

Ramin Kamfar resigned as a director in April 2003, leaving one vacancy on the Board. The Board of Directors has not yet appointed a director to fill the vacancy created by Mr. Kamfar’s resignation and no person is being nominated for election at the annual meeting to fill this vacancy.

The following table sets forth the names, ages and positions with Vsource, followed by a description of each nominee’s business experience and public company directorships held during the past five years, and any arrangement or understanding pursuant to which such person was selected as a director or nominee. There are no family relationships among our directors or executive officers. The Board of Directors unanimously recommends a vote for each of the nominees of the Board of Directors.

Nominees

Name	Age	Position
Phillip E. Kelly(1)	46	Chairman of the Board of Directors and Chief Executive Officer
Dennis M. Smith	52	Vice Chairman, Chief Financial Officer and Chief Strategy Officer
I. Steven Edelson(1)	44	Director
Jean Salata(1)(2)	37	Director
Bruno Seghin(1)(2)	46	Director
Robert N. Schwartz, PhD.(2)	63	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.

Phillip E. Kelly. Mr. Kelly has served on our Board of Directors since June 2001, following our acquisition of substantially all of the assets of NetCel360 Holdings Limited. He has served as our Chief Executive Officer since July 2001, as Co-Chairman of the Board of Directors from June 2001 to October 2002, and as sole Chairman of the Board of Directors since October 2002. Mr. Kelly was a co-founder of NetCel360 and served as the Chairman of its Board of Directors since its inception. Pursuant to the terms of the Stockholders Agreement dated as of October 25, 2002 between us and the stockholders party thereto (the “Stockholders Agreement”), we are obligated to nominate Mr. Kelly, so long as he remains an employee of Vsource or its subsidiaries, for election to our Board of Directors as Chairman, and each of the stockholders that is party to the Stockholders Agreement is obligated to use its reasonable efforts to cause Mr. Kelly to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. From November 1994 to 1998, Mr. Kelly served as President of Asia-Pacific for Dell Computer Corporation. Prior to joining Dell, Mr. Kelly worked in several capacities for Motorola, Inc., including as vice president and general manager of Motorola’s Landmobile Products Sector North Asian Division and as vice president and general manager of Motorola’s Western U.S. Division. Mr. Kelly holds a Bachelor of Business Administration from the University of San Diego, California.

I. Steven Edelson. Mr. Edelson has served on our Board of Directors since January 2001. He was elected Acting Chairman of the Board of Directors in March 2001 and served as Co-Chairman from June 2001 to October 2002. Mr. Edelson has been Managing Director of Mercantile Companies, Inc., Northbrook, Illinois, since 1986. He is also a principal of Mercantile Capital Group, LLC, and the Managing Partner of Mercantile Capital Partners I, LP. (“MCP”). Since 1995, Mr. Edelson has also served as Managing Director of International Facilities Group, a facilities development and management company. Pursuant to the terms of the Stockholders Agreement, we are obligated to nominate a nominee of MCP, so long as MCP holds shares representing at least 5% of our total issued and outstanding share capital, for election to our Board of Directors, and each of the stockholders that is party to the Stockholders Agreement is obligated to use its reasonable efforts to cause such MCP nominee to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. Mr. Edelson is the nominee named by MCP.

Dennis M. Smith. Mr. Smith has served on our Board of Directors and as Vice Chairman since June 2001, following our acquisition of substantially all of the assets of NetCel360. He has served as our Chief Strategy Officer since July 2001 and also as our Chief Financial Officer since December 2001. Mr. Smith was a co-founder of NetCel360 and has lived and worked in finance in Asia since 1976. Pursuant to the terms of the Stockholders Agreement, we are obligated to nominate Mr. Smith, so long as he remains an employee of Vsource or its subsidiaries, for election to our Board of Directors as Vice-Chairman, and each of the stockholders that is party to the Stockholders Agreement is obligated to use its reasonable efforts to cause Mr. Smith to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. In 1984 he co-founded ChinaVest, one of the earliest and largest independent private equity firms in Asia. Prior to joining ChinaVest, Mr. Smith held senior positions in commercial banking and investment banking with First Chicago Corp. in Hong Kong, Singapore and the Philippines. He holds an MBA degree from Loyola University of Chicago.

Jean Salata. Mr. Salata has served on our Board of Directors since October 2002. He is the founding Managing Partner of Baring Private Equity Partners Asia, a unit of ING Group, which is the investment adviser to the Baring Asia private equity program, including BAPEF Investments XII Ltd. (“BAPEF”), which has over $560 million in capital committed for investment in Asia and is one of our major shareholders. Mr. Salata has been responsible for the investment activity of Baring Asia since its launch in 1997. Pursuant to the terms of the Stockholders Agreement, we are obligated to nominate a nominee of BAPEF, so long as BAPEF holds shares representing at least 5% of our total issued and outstanding share capital, for election to our Board of Directors, and each of the stockholders that is party to the Stockholders Agreement is obligated to use its reasonable efforts to cause such BAPEF nominee to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. Mr. Salata is the nominee named by BAPEF. Mr. Salata, who has lived in Asia since 1989, previously was a Director of AIG Investment Corp. (Asia), where he made regional investments as part of AIG’s Asian private equity group. Prior to that, he was an executive vice president of finance of a Hong Kong-based industrial concern and a management consultant with Bain & Company in Hong Kong, Australia and Boston. Mr. Salata graduated magna cum laude from the Wharton School of the University of Pennsylvania with a bachelor’s degree in finance and economics.

Bruno Seghin. Mr. Seghin has served on our Board of Directors since October 2002. He has been the Managing Director of Quilvest Asia Limited from 1998 to present. Pursuant to the terms of the Stockholders Agreement, we are obligated to nominate a nominee of Capital International Asia CDPQ, Inc. (“CDPQ”), so long as CDPQ holds shares representing at least 5% of our total issued and outstanding share capital, for election to our Board of Directors, and each of the stockholders that is party to the Stockholders Agreement is obligated to use its reasonable efforts to cause such CDPQ nominee to be elected, including, without limitation, voting in favor of such election all of its voting shares over which it exercises voting control. Mr. Seghin is the nominee named by CDPQ. From 1995 until 1998, he served as Managing Partner of Cortez Capital Limited. Prior to founding that firm, Mr. Seghin was Managing Director of Euro Pacific Advisers Ltd., a fund management company affiliated with the Credit Agricole Group from 1990 to 1994. Before moving to Hong Kong in 1990, Mr. Seghin was Vice President, Corporate Finance at Drexel Burnham Lambert in Tokyo. Mr. Seghin graduated from Université Catholique de Louvain in Belgium with a law degree and MBA.

Robert N. Schwartz, Ph.D. Dr. Schwartz has served on our Board of Directors since August 1998. Since 1979, Dr. Schwartz has been a visiting professor at U.C.L.A and, since December 2000, the owner of a scientific consulting company, Channel Islands Scientific Consulting. From 1981 to 2000, Dr. Schwartz was a Senior Research Scientist at HRL Laboratories, LLC, Malibu, California. He has a B.A. in Mathematics, Chemistry and Physics, an M.S. in Chemical Physics from the University of Connecticut and a Ph.D. in Chemical Physics from the University of Colorado.

Board Meetings and Committees

The Board of Directors held eight meetings during the fiscal year ended January 31, 2003 (“Fiscal 2003”). On four other occasions, the Board of Directors took actions through unanimous written consents. Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors on which he was a member.

At the beginning of Fiscal 2003, our Board of Directors was comprised of the following seven members: Scott Behan, Nathaniel Kramer, Ramin Kamfar and four of our current directors, Mr. Kelly, Mr. Smith, Mr. Edelson and Dr. Schwartz. Messrs. Behan and Kramer resigned from the Board of Directors in October 2002, and the Board of Directors filled the vacancies created by their resignations when it elected Messrs. Salata and Seghin to the Board of Directors in the same month pursuant to the terms of the Stockholders Agreement. Mr. Kamfar resigned from the Board of Directors in April 2003 and the Board of Directors has not yet elected a replacement.

The Audit Committee currently has one member, Dr. Schwartz. Until his resignation from the Board of Directors in April 2003, Mr. Kamfar also served on the Audit Committee. Dr. Schwartz is an independent director as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, but is not considered a “financial expert” as such term is currently defined under the applicable rules and regulations of the Securities and Exchange Commission.

Our Compensation Committee consists of Messrs. Edelson, Kelly, Salata and Seghin. The Compensation Committee is authorized to make recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and to review our employee compensation policies generally. It has also been authorized to administer our 2001 stock option/stock issuance plan. The Compensation Committee did not meet in Fiscal 2003 as the above-described duties were carried out by the full Board of Directors. A separate committee of the Board of Directors administers our employee stock purchase plan and Messrs. Kamfar and Kramer were the members of this committee. Because of the resignations of Messrs. Kamfar and Kramer, however, there are presently no members of this committee.

We have not formed our nominating committee, but intend to do so in the near future. Our proxy statement for our 2004 annual meeting will provide information regarding this committee, including functions held by the committee and the names of directors who are members.

Compensation of Directors

Apart from a director’s compensation agreement with Mr. Edelson, we do not currently have any standard arrangements for compensating our directors for services provided as directors. Mr. Edelson’s agreement is described in greater detail under “Executive Officer Compensation — Compensation Committee Interlocks and Insider Participation” below.

On July 11, 2002, we granted Mr. Edelson options to purchase 21,900 shares of common stock at a purchase price of $2.00 per share with an expiration date of July 10, 2012. These options vest in four equal quarterly installments beginning October 11, 2002, with the last installment vesting on July 11, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth certain information, as of November 13, 2003, regarding the beneficial ownership of our common stock, including common stock issuable upon conversion of all preferred convertible securities, options, warrants and other convertible securities, by (i) all persons or entities who beneficially own 5% or more of our common stock, (ii) each of our current directors, (iii) the executive officers listed in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of November 13, 2003, there were 1,968,444 shares of common stock outstanding and 22,321,480 shares of common stock on a fully as-converted basis, with each share of common stock being entitled to one vote.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)
Greater Than Five Percent Beneficial Owners
BAPEF Investments XII Ltd.(4) Victoria Road, St. Peter Port Guernsey, Channel Islands	5,248,159	74.3%	23.5%

Capital International Asia CDPQ Inc.(5) 1155 René-Lévesque Blvd. West Suite 4000 Montreal, Canada	3,000,000	60.4%	13.4%

Mercantile Capital Partners, I LP(6) 1372 Shermer Road Northbrook, IL 60062	3,411,516	63.4%	15.3%

Asia Internet Investment Group I, LLC(7) 1372 Shermer Road Northbrook, IL 60062	418,349	17.7%	1.9%

Current Directors
I. Steven Edelson(8) 1372 Shermer Road Northbrook, IL 60062	4,068,294	68.0%	18.2%

Jean Salata(9) Victoria Road, St. Peter Port Guernsey, Channel Islands	0	0%	0%

Robert N. Schwartz, Ph.D(10) 770 Paularino Avenue Costa Mesa, CA 92626	5,857	*	*

Bruno Seghin(11) 1155 René-Lévesque Blvd. West Suite 4000 Montreal, Canada	0	*	*

Phillip E. Kelly(12) 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037	2,852,725	63.1%	12.8%

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)
Dennis M. Smith(13) Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	1,019,765	35.7%	4.6%

Executive Officers Who Are Not Directors
John G. Cantillon(14) Level 12, Menara HLA No. 3, Jalan Kia Peng Kuala Lumpur, Malaysia	2,309,018	54.0%	10.3%

William R. DeKruif(15) 138636 San Sabastian Way Poway, CA 92064	0	*	*

Mark R. Harris(16) 37th Floor, Singapore Land Tower 50 Raffles Place Singapore 048623	23,815	1.2%	*

Jack Poon(17) Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	26,753	1.3%	*

Braden N. Waverley(18) 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037	101,042	4.9%	*

Current directors and executive officers as a group (11 persons)(19)	6,995,753	58.9%	31.3%

*	Less than 1%.
(1)	Except as otherwise indicated, we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to their shares. The number of shares shown as beneficially owned by any person or entity includes all preferred convertible stock, options, warrants and other convertible securities currently exercisable by that person or entity within 60 days of November 13, 2003.
(2)	The percentages of beneficial ownership shown assume the exercise or conversion of all preferred convertible stock, options, warrants and other securities convertible into common stock held by such person or entity currently exercisable within 60 days of November 13, 2003 but not the exercise or conversion of preferred convertible stock, options, warrants and other convertible securities held by other holders of such securities.
(3)	Based on a total of 22,321,480 shares of common stock outstanding on a fully-diluted basis as of November 13, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of November 13,2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

(4)	Includes 5,094,000 shares of common stock issuable upon conversion of 5,094 shares of Series 4-A Preferred Stock. BAPEF serves as an investment vehicle for a private equity fund composed of several limited partnerships and is the beneficial owner of all shares of common stock reported in the table above. Pursuant to an Amended Schedule 13D filed with the SEC on October 25, 2002, Mrs. Constance A.E. Helyar and Mr. Andrew W. Guille are the only directors of BAPEF. Mr. Salata, a member of our Board of Directors, is the founding Managing Partner of Baring Private Equity Partners Asia, a unit of ING Group, which is the investment adviser to the Baring Asia private equity program, including BAPEF.
(5)	Consists of 3,000,000 shares of common stock issuable upon conversion of 3,000 shares of Series 4-A Preferred Stock. These shares are also beneficially owned by Caisse de depot et placement du Quebec (CDP), a legal entity created by a special act of the Legislature of the Province de Quebec, which owns 100% of Capital International CDPQ Inc. (CDP International), a Canadian corporation, which is in turn owns 100% of Capital International Asia CDPQ Inc. (CDPQ), also a Canadian corporation. In an Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group “within the meaning of Section 13d- 5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Mr. Seghin, a member of our Board of Directors, is the Managing Director of CDP Asia Partners, Inc. and previously was the Managing Partner of Quilvest Asia Limited, an affiliate of CDP Asia.
(6)	Includes 3,387,000 shares of common stock issuable upon conversion of 3,387 shares of Series 4-A Preferred Stock. Also includes 24,516 shares of common stock issuable upon exercise of a Series 2-A Preferred warrant. These shares are also beneficially owned by (a) Mercantile Capital Group, LLC (MCG), the general partner of MCP, (b) Mercantile Capital Management Corp. (MCM), a manager of MCG; (c) Michael A. Reinsdorf, a member of MCG and a member of the investment committee of MCM; (d) Nathaniel C.A. Kramer, a member of MCG and a member of the investment committee of MCM, and (e) I. Steven Edelson, a member of our Board of Directors. Mr. Reinsdorf also directly owns 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of common stock, and is a managing member of Mercantile Equity Partners III,LLC (MEP, LLC). See Note 8. Messrs. Edelson, Reinsdorf and Kramer also share beneficial ownership of shares of common stock beneficially owned by Asia Internet Investment Group I, LLC (AIIG), as described in Note 7. See also Note 8 with respect to additional shares beneficially owned by Mr. Edelson. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003.
(7)	Includes 17,349 shares of common stock held directly by AIIG and 401,000 shares of common stock issuable upon conversion of 401 shares of Series 4-A Preferred Stock. These shares are also beneficially owned by (a) Asia Investing Group, L.P. (AIG, LP), the managing member of AIIG; (b) Asia Investors Group, LLC (AIG, LLC), the general partner of AIG, LP; (c) Mercantile Asia Investors, L.P. (MAI), the managing member of AIG, LLC; (d) Mercantile Asia, LLC (MA, LLC), the general partner of MAI; and (e) each of Messrs. Edelson, Reinsdorf and Kramer, who are the managing members of MA, LLC. See Note 6 and 8 with respect to additional shares beneficially owned by Messrs. Edelson, Reinsdorf and Kramer. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003.
(8)	Includes shares beneficially owned by Mr. Edelson in his capacities as (a) a member of MCG and a member of the investment committee of MCM (see Note 6); (b) a managing member of MA, LLC (see Note 7); (c) a managing member of MEP, LLC and a trustee of the Edelson Family Trust dated September 17,1997, which is also a managing member of MEP, LLC.MEP, LLC is the general partner of Mercantile Equity Partners III, L.P. (MEP LP). MEP LP directly holds 91,161 shares of Series 1-A Preferred Stock, which are convertible into 34,458 shares of common stock. Also includes shares beneficially owned by Mr. Edelson in his capacity as the trustee of the Mercantile Companies Inc. Money Purchase Plan, which holds 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of common stock. Also includes 202,521 shares of common stock issuable upon exercise of stock options held by Mr. Edelson. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003.

(9)	See Note 4.
(10)	Includes 3,750 shares of common stock issuable upon exercise of Mr. Schwartz’s stock options.
(11)	See Note 5.
(12)	Includes 1,905,000 shares of common stock issuable upon conversion of 1,905 shares of Series 4-A Preferred. Also includes 649,813 shares of common stock issuable upon exercise of Mr. Kelly’s stock options.
(13)	Includes 383,000 shares of common stock issuable upon conversion of 383 shares of Series 4-A Preferred Stock. Also includes 505,557 shares of common stock issuable upon exercise of Mr. Smith’s stock options.
(14)	Includes 2,053,000 shares of common stock issuable upon conversion of 2,053 shares of Series 4-A Preferred Stock. Also includes 256,018 shares of common stock issuable upon exercise of Mr. Cantillon’s stock options.
(15)	No longer employed by us. Mr. DeKruif left Vsource in December 2002.
(16)	Includes 18,313 shares of common stock issuable upon exercise of Mr. Harris’ stock options.
(17)	No longer employed by us. Mr. Poon left Vsource in August 2003. Includes 26,233 shares of common stock issuable upon exercise of Series B and Series B-1 warrants. Also includes 520 shares of common stock issuable upon exercise of Mr. Poon’s stock options.
(18)	Consists of shares of common stock issuable upon exercise of Mr. Waverley’s stock options.
(19)	Includes shares held directly, as well as shares held jointly with family members, held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. Also includes an aggregate of 1,737,534 shares of common stock issuable upon exercise of stock options held by all nominee directors and current executive officers as a group.

Preferred Stock

Series 1-A Convertible Preferred Stock

The Series 1-A Preferred Stock votes as a single class with the common stock and the Series 2-A Preferred Stock and Series 4-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 1-A Preferred Stock is currently convertible into approximately 0.378 shares of common stock.

The following table sets forth certain information as of November 13, 2003, regarding the beneficial ownership of Series 1-A Preferred Stock by (i) all persons or entities who beneficially own 5% or more of our outstanding Series 1-A Preferred Stock, (ii) each of our current directors, (iii) the executive officers listed in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. Except as otherwise noted in the table, none of our current directors or executive officers beneficially owns any Series 1-A Preferred Stock. As of November 13, 2003, there were 1,060,159 shares of Series 1-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 1-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
Jefferies Employees Merchant Banking Fund LLC 11100 Santa Monica Blvd. Los Angeles, CA 90025	136,318	12.9%	*

U.S. West Internet Ventures 1801 California St., Suite 5100 Denver, CO 80202	115,151	10.9%	*

Mercantile Equity Partners III L.P.(2) 1372 Shermer Road Northbrook, IL 60062	91,161	8.6%	*

PPM America Private Equity 225 West Wacker Drive, Suite 1200 Chicago, IL 60606	90,705	8.6%	*

CURRENT DIRECTORS
I. Steven Edelson(3) 1372 Shermer Road Northbrook, IL 60062	94,999	8.9%	*

Current directors and executive officers as a group (1 person)(3)	94,999	8.9%	*

*	Less than 1%.
(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 1-A Preferred Stock held by such person or entity and is based on a total of 22,321,480 shares of common stock outstanding on a fully-diluted basis as of November 13, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of November 13, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.
(2)	These shares are also beneficially owned by (a) MEP, LLC, its general partner, (b) Michael A. Reinsdorf, as a managing member of MEP, LLC, and (c) Mr. Edelson. See Note 3. Mr. Reinsdorf also directly owns 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of common stock, and is a managing member of MEP, LLC.
(3)	Mr. Edelson is the beneficial owner of these shares solely through his capacity as (a) a managing member of MEP, LLC and a trustee of the Edelson Family Trust dated September 17, 1997, which is also a managing member of MEP, LLC, and (b) the trustee of the Mercantile Companies Inc. Money Purchase Plan which holds 3,838 shares of Series 1-A Preferred Stock. Mr. Edelson disclaims beneficial ownership of all these shares except to the extent of his pecuniary interest in these shares.

Series 2-A Convertible Preferred Stock

The Series 2-A Preferred Stock votes as a single class with the common stock and Series 2-A Preferred Stock and Series 4-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 2-A Preferred Stock is currently convertible into approximately 0.451 shares of common stock.

The following table sets forth certain information as of November 13, 2003, regarding the beneficial ownership of Series 2-A Preferred Stock by (i) all individuals known to beneficially own 5% or more of our outstanding Series 2-A Preferred Stock, (ii) each of our current directors, (iii) the executive officers listed in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. None of our current directors or executive officers beneficially own any Series 2-A Preferred Stock. As of November 13, 2003, there were 365,445 shares of Series 2-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 2-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
Crestview Capital Fund LP c/o Dillion Capital 3000 Dundee Road, Suite 105	132,605	36.13%		*

The Mabinogi LLC c/o Chartwell Capital Management 922 Plaza 600 Building 600 Stewart Street Seattle, CA 98101	63,183	17.3%		*

PPM America Private Equity Fund LP Attn: Brian Gallagher 225 West Wacker Drive Chicago, IL 60606	40,952	11.2%		*

Martin A Cooper Defined Pension Plan 10412 Whipple Street Toluca Lake, CA 91602	39,002	10.7%		*

Peconic Fund Ltd 666 Third Avenue, 26th Floor New York, NY 10017	39,002	10.6%		*

Richard L. Abrahams 1725 Lilly Court Highland Park, IL 60035	31,201	8.5%		*

Current directors and executive officers as a group (0 persons)	0	0%	0%

*	Less than 1%.
(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 2-A Preferred Stock held by such person or entity and is based on a total of 22,321,480 shares of common stock outstanding on a fully-diluted basis as of November 13, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of November 13, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

Series 4-A Convertible Preferred Stock

The Series 4-A Preferred Stock votes as a single class with the common stock, Series 1-A Preferred Stock and Series 2-A Preferred Stock, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of the Series 4-A Preferred Stock is currently convertible into 1,000 shares of common stock.

The following table sets forth certain information as of November 13, 2003, regarding the beneficial ownership of Series 4-A Preferred Stock by (i) all individuals known to beneficially own 5% or more of our outstanding Series 4-A Preferred Stock, (ii) each of our current directors, (iii) the executive officers listed in the Summary Compensation Table below, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. Except as otherwise noted in the table, none of our current directors or executive officers beneficially owns any Series 4-A Preferred Stock. As of November 13, 2003, there were 17,364 shares of Series 4-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 4-A Preferred Stock Outstanding	Percent of Total Outstanding(1)
GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
BAPEF Investments XII Ltd.(2) Victoria Road, St. Peter Port Guernsey, Channel Islands	5,094	29.3%	22.8%

Capital International Asia CDPQ Inc.(3) 1155 René-Lévesque Blvd. West Suite 4000 Montreal, Canada	3,000	17.3%	13.4%

Mercantile Capital Partners I LP(4) 1372 Shermer Road Northbrook, IL 60062	3,387	19.5%	15.2%

CURRENT DIRECTORS
I. Steven Edelson(5) 1372 Shermer Road Northbrook, IL 60062	3,788	21.8%	17.0%

Phillip E. Kelly 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037	1,905	11.0%	8.5%

Dennis M. Smith Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	383	2.2%	1.7%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
John G. Cantillon Level 12, Menara HLA No. 3, Jalan Kia Peng Kuala Lumpur, Malaysia	2,053	11.8%	9.2%

Current and directors and executive officers as a group (4 persons)	8,129	46.8%	36.4%

*	Less than 1%.
(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 4-A Preferred Stock held by such person or entity and is based on a total of 22,321,480 shares of common stock outstanding on a fully-diluted basis as of November 13, 2003, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of November 13, 2003. Does not include the 1,250,000 shares of common stock issuable upon exercise of the warrants issued in connection with the private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.
(2)	Pursuant to an Amended Schedule 13D filed with the SEC on October 25, 2002, Mrs. Constance A.E. Helyar and Mr. Andrew W. Guille are the only directors of BAPEF. Mr. Salata, a member of our Board of Directors, is the founding Managing Partner of Baring Private Equity Partners Asia, a unit of ING Group, which is the investment adviser to the Baring Asia private equity program, including BAPEF.
(3)	In an Amendment No. 2 to Schedule 13 D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group” within the meaning of Section 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Mr. Seghin, a member of our Board of Directors, is the Managing Director of CDP Asia Partners, Inc. and previously was the Managing Partner of Quilvest Asia Limited, an affiliate of CDP Asia.
(4)	These shares are also beneficially owned by (a) MCG, the general partner of MCP, (b) MCM, a manager of MCG, (c) Nathaniel C.A. Kramer, a member of MCG and a member of the investment committee of MCM, (d) Michael A. Reinsdorf, a member of MCP and a member of the Investment Committee of MCM, and (d) Mr. Edelson, a member of our Board of Directors.
(5)	Consists of 3,387 shares of Series 4-A Preferred Stock owned by MCP and 401 shares of Series 40A Preferred Stock owned by AIIG.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC reports of beneficial ownership on Form 3 and changes in beneficial ownership of our common stock and other equity securities on Form 4 or Form 5. SEC regulations require all officers, directors and greater than ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of the reports furnished to us or written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent stockholders with respect to the fiscal year ended January 31, 2003, were complied with in a timely fashion with the following exceptions: Mr. Cantillon, our Chief Operating Officer, filed a late Form 4.

EXECUTIVE OFFICER COMPENSATION

The following summary compensation table sets forth information regarding the compensation for the last three completed fiscal years of (a) our Chief Executive Officer, (b) the most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of January 31, 2003, and whose total annual salary and bonus for the most recent fiscal year exceeded $100,000, (c) one other executive officer who joined Vsource in August 2002, and (d) one other executive officer who would have been among the highest paid executive officers if he had been an executive officer as of January 31, 2003.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year Ended Jan. 31,	Salary		Bonus		Restricted Stock Awards	Securities Underlying Options/SARs(1)	All Other Compensation
Phillip E. Kelly Chief Executive Officer	2003 2002 2001	$ $ $	226,300 106,789 0	$ $ $	170,047 1,000 0	0 0 0	640,543 430,260 0	$ $ $	71,898 126,914 0	(2) (3)

Dennis M. Smith Chief Financial Officer	2003 2002 2001	$ $ $	176,625 102,417 0	$ $ $	123,666 1,000 0	0 0 0	608,324 306,733 0	$ $ $	194,797 120,036 0	(4) (5)

John G. Cantillon Chief Operating Officer	2003 2002 2001	$ $ $	156,269 91,936 0	$ $ $	70,852 10,216 0	0 0 0	451,375 125,851 0	$ $ $	29,034 17,286 0	(6) (6)

*Braden N. Waverly President	2003 2002 2001	$ $ $	92,100 0 0	$ $ $	— 0 0	0 0 0	312,500 0 0	$ $	1,000 0 0	(8)

**William R. DeKruif Vice President of Foundation Solutions	2003 2002 2001	$ $ $	147,531 100,375 0	$ $ $	36,844 1,000 0	0 0 0	1,250 12,500 0	$ $ $	13,034 1,004 0	(7) (8)

**Jack Tai-On Poon Vice President	2003 2002 2001	$ $ $	148,273 93,400 0	$ $ $	38,501 12,675 0	0 0 0	7,500 11,020 0	$ $ $	1,539 1,026 0	(9) (9)

Mark R. Harris Vice President of Payroll & Claims Solutions	2003 2002 2001	$ $ $	127,324 62,626 0	$ $ $	27,736 12,882 0	0 0 0	15,750 13,750 0	$ $ $	0 0 0

*	Joined in August 2002.
**	William R. DeKruif left in December 2002. Jack Tai-On Poon left in August 2003.
(1)	Throughout this report, the number of shares underlying options granted are adjusted for the 20:1 post-reverse split on November 20, 2002.
(2)	Includes the following paid by Vsource on behalf of or to Mr. Kelly: (a) $12,549 in overseas housing allowance, (b) $45,448 for international tax equalization benefits and associated tax filing fee, (c) $1,410 in Hong Kong Mandatory Provident Fund contribution, (d) $657 401(k) Plan contribution, (e) $7,016 in health insurance premiums, and (f) $4,818 in travel expenses for spouse.
(3)	Includes the following paid by Vsource on behalf of or to Mr. Kelly: (a) $45,186 in overseas housing allowance, (b) $63,839 for international tax equalization benefits and associated tax filing fee, (c) $680 in Hong Kong Mandatory Provident Fund contribution, (d) $14,176 in health insurance premiums, and (e) $3,036 in relocation expenses.

(4)	Includes the following paid by Vsource on behalf of or to Mr. Smith: (a) $141,925 in housing allowance, (b) $18,817 in education allowance for one of Mr. Smith’s children, (c) $8,333 for a tax filing fee, (d) $1,538 in Hong Kong Mandatory Provident Fund contribution, and (e) $24,183 in health insurance premiums for Mr. Smith and certain of his family members.
(5)	Includes the following paid by Vsource on behalf of or to Mr. Smith: (a) $83,961 in housing allowance, (b) $16,566 in education allowance for one of Mr. Smith’s children, (c) $12,311 for a tax filing fee, (d) $936 in Hong Kong Mandatory Provident Fund contribution, and (e) $6,265 in health insurance premiums for Mr. Smith and certain of his family members.
(6)	Includes the following paid by Vsource on behalf of or to Mr. Cantillon: (a) $26,034 in composite allowance, and (b) $3,000 in housing allowance.
(7)	Represents $1,955 contributions for 401(k) Plan paid by Vsource and $11,080 leave pay.
(8)	Represents 401(k) Plan contributions paid by Vsource.
(9)	Represents Hong Kong Mandatory Provident Fund contribution paid by Vsource.

Options

The following table sets forth certain information with respect to each of the executive officers listed in the Summary Compensation Table above concerning individual grants of options to purchase common stock made during Fiscal 2003. Since January 31, 2003, we have not granted any options to the current executive officers and directors to purchase shares of our common stock.

Option Grants In Last Fiscal Year

(Individual Grants)

Name and Principal Position	Number of Shares Underlying Options Granted(3)	% of Total Options Granted to Employees in Fiscal Year(4)		Exercise of Base Price Per Share(5)		Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)(2)
								5%	10%
Phillip E. Kelly Chief Executive Officer	4,743 43,800 92,000 500,000	0.2 1.7 3.6 19.7	% % % %	$ $ $ $	2.00 2.00 4.20 2.00	02/20/12 07/11/12 07/11/12 01/21/13	(6) (7) (8) (9)	18,327 212,051 243,005 628,895	34,802 389,545 615,822 1,593,742

Dennis M. Smith Chief Financial Officer	4,724 34,615 69,000 500,000	0.2 1.4 2.7 19.7	% % % %	$ $ $ $	2.00 2.00 4.20 2.00	02/20/12 07/01/12 07/11/12 01/21/13	(10) (11) (12) (13)	18,254 167,511 182,254 628,895	34,662 307,723 461,867 1,593,742

John G. Cantillon Chief Operating Officer	75,750 25,625 350,000	3.0 1.0 13.8	% % %	$ $ $	4.20 2.00 2.00	07/11/12 08/15/12 01/21/13	(14) (15) (16)	200,083 40,579 440,226	507,049 94,972 1,115,620

*Braden N. Waverley President	137,500 175,000	5.4 6.9	% %	$ $	2.20 2.00	08/15/12 01/21/13	(17) (18)	190,241 220,113	482,107 557,810

**William R. DeKruif Vice President of Foundation Solutions	1,250	0.0%			$2.20	09/03/12	(19)	1,729	4,383

**Jack Tai-On Poon Vice President	2,500 5,000	0.1 0.2	% %	$ $	3.60 2.20	02/20/12 09/03/12	(20) (21)	5,660 6,918	14,344 17,531

Mark R. Harris Vice President of Payroll & Claims Solutions	3,750 12,000	0.1 0.5	% %	$ $	2.20 2.00	09/03/12 01/21/13	(22) (23)	5,188 15,093	13,148 38,250

*	Joined in August 2002.
**	William R. DeKruif left Vsource in December 2002 and his options have now expired. Although Jack Tai-On Poon left Vsource in August 2003, options to purchase 520 shares of common stock have not yet expired.
(1)	The dollar amounts in these columns are the product of (1) the difference between (a) the product of the per-share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded annually over the term of the option (ten years) and (2) the per-share exercise price of the option and (b) the number of shares underlying the grant at fiscal year-end.
(2)	The appreciation rates stated are arbitrarily assumed and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value that may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in our industry and market area, competition and economic conditions, over which the optionee may have little or no control.
(3)	Number of shares underlying options granted are adjusted on 20:1 post-reverse split on November 20, 2002
(4)	Based on an aggregate of 2,535,790 options granted to directors and employees of Vsource in Fiscal 2003, including the executive officers listed in the Summary Compensation Table above.
(5)	Exercise price has been adjusted to reflect 20:1 post-reverse split on November 20, 2002
(6)	On February 20, 2002, Mr. Kelly was granted options to purchase 4,743 shares of common stock at an exercise price of $2.00 per share, vesting 75% on February 20, 2002, and the rest vesting in two equal quarterly installments beginning March 20, 2002. The fair market value of our common stock on the grant date was $3.60 per share.
(7)	On July 11, 2002, Mr. Kelly was granted options to purchase 43,800 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $4.20 per share.
(8)	On July 11, 2002, Mr. Kelly was granted options to purchase 92,000 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share
(9)	On January 21, 2003, Mr. Kelly was granted options to purchase 500,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(10)	On February 20, 2002, Mr. Smith was granted options to purchase 4,724 shares of common stock at an exercise price of $2.00 per share, vesting 75% on February 20, 2002, and the rest vesting in two equal quarterly installments beginning March 20, 2002. The fair market value of our common stock on the grant date was $3.60 per share.
(11)	On July 11, 2002, Mr. Smith was granted options to purchase 34,600 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $4.20 per share.
(12)	On July 11, 2002, Mr. Smith was granted options to purchase 69,000 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share.
(13)	On January 21, 2003, Mr. Smith was granted options to purchase 500,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.

(14	On July 11, 2002, Mr. Cantillon was granted options to purchase 75,750 shares of common stock at an exercise price of $4.20 per share, vesting 16.67% on January 11, 2003, and the balance in ten equal quarterly installments beginning on April 11, 2003. The fair market value of our common stock on the grant date was $4.20 per share.
(15)	On August 15, 2002, Mr. Cantillon was granted options to purchase 25,625 shares of common stock at an exercise price of $2.00 per share, vesting in four equal quarterly installments beginning on October 1, 2002. The fair market value of our common stock on the grant date was $2.20 per share.
(16)	On January 21, 2003, Mr. Cantillon was granted options to purchase 350,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(17)	On August 15, 2002, Mr. Waverley was granted options to purchase 137,500 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on February 15, 2003, and the balance in ten equal quarterly installments beginning on May 15, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(18)	On January 21, 2003, Mr. Waverley was granted options to purchase 175,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.
(19)	On September 3, 2002, Mr. DeKruif was granted options to purchase 1,250 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share. Each of these options have now been forfeited as a consequence of Mr. DeKruif’s resignation.
(20)	On February 20, 2002, Mr. Poon was granted options to purchase 2,500 shares of common stock at an exercise price of $3.60 per share, vesting in 16.67% on August 20, 2002, and the balance in ten equal quarterly installments beginning on November 20, 2003. The fair market value of our common stock on the grant date was $3.60 per share.
(21)	On September 3, 2002, Mr. Poon was granted options to purchase 5,000 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(22)	On September 3, 2002, Mr. Harris was granted options to purchase 3,750 shares of common stock at an exercise price of $2.20 per share, vesting in 16.67% on March 3, 2003, and the balance in ten equal quarterly installments beginning on June 3, 2003. The fair market value of our common stock on the grant date was $2.20 per share.
(23)	On January 21, 2003, Mr. Harris was granted options to purchase 12,000 shares of common stock at an exercise price of $2.00 per share, vesting 16.67% on July 21, 2003, and the balance in ten equal quarterly installments beginning on October 21, 2003, except that upon the occurrence of a Liquidity Date (as defined in the certificate of designations relating to our Series 4-A convertible preferred stock), any unvested options will vest immediately. The fair market value of our common stock on the grant date was $2.00 per share.

The following table sets forth certain information with respect to each of the executive officers listed in the Summary Compensation Table above concerning unexercised options to purchase common stock held as of the end of the fiscal year ended January 31, 2003. None of these executive officers exercised any options to purchase common stock during the fiscal year.

Fiscal Year-End Option/SAR Values

	Number of Securities Underlying Unexercised Options at January 31, 2003		Value of Unexercised In-the- Money Options January 31, 2003(1)
Name	Exercisable (2)	Unexercisable (2)	Exercisable	Unexercisable
Phillip E. Kelly Chief Executive Officer	471,643	598,567	$56,051	$—

Dennis M. Smith Chief Financial Officer	339,674	574,800	$17,768	$—

John G. Cantillon Chief Operating Officer	117,955	459,271	$—	$—

*Braden N. Waverley President	—	312,500	$—	$—

**William R. DeKruif Vice President of Foundation Solutions	9,375	4,375	$—	$—

**Jack Tai-On Poon Vice President	8,812	9,708	$806	$—

Mark R. Harris Vice President of Payroll & Claims Solutions	8,250	21,250	$—	$—

*	Joined in August 2002.
**	William R. DeKruif left Vsource in December 2002 and his options have now expired. Although Jack Tai-On Poon left Vsource in August 2003, options to purchase 520 shares of common stock have not yet expired.
(1)	Value is calculated in accordance with SEC rules by subtracting the exercise price per share for each option from the fair market value of the underlying common stock as of January 31, 2003, and multiplying that difference by the number of shares of common stock subject to the option. The fair market value of one share of common stock as of January 31, 2003, was $1.75.
(2)	Number of shares underlying options granted are adjusted to reflect the 20:1 reverse split effected on November 20, 2002.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Edelson, Kelly, Salata and Seghin. The Compensation Committee did not meet in Fiscal 2003 as its duties were carried out by the full Board of Directors. Directors Kelly and Smith serve as the Chief Executive Officer and Chief Financial Officer of Vsource, respectively.

Edelson Agreement. We have agreed with Mr. Edelson on a director’s compensation agreement pursuant to which, in consideration for his service on our Board of Directors, Mr. Edelson receives an annual service fee of $120,000, which has been paid monthly commencing from June 22, 2001. In accordance with this agreement, we have paid a total of $106,691 in fees during Fiscal 2003. Also in accordance with this agreement, we granted Mr. Edelson stock options to purchase that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to two percent of our outstanding common stock as of February 15, 2002, calculated on a fully diluted basis (the “Edelson Option”). Pursuant to the Edelson Option, we granted Mr. Edelson stock options to purchase a total of 155,621 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Edelson Option have fully vested as of March 31, 2003. Finally, in accordance with this agreement we also granted Mr. Edelson an option to purchase 25,000 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003.

NetCel360 Acquisition. On June 22, 2001, we acquired substantially all of the assets of NetCel360 Holdings Limited (“NetCel360”). In connection with the acquisition, we issued a total of 185,489 shares of our common stock to NetCel360 (the “Consideration Shares”). We also assumed approximately $3.7 million of bridge financing (the “Bridge Loan”), $1.25 million in principal amount of which we discharged by issuing Series A convertible notes (“Series A Convertible Notes”) in exchange and the remainder of which we discharged on December 18, 2001 by issuing 580,998 shares of our common stock.

In connection with completing the acquisition, Mr. Kelly was appointed our Co-Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Kelly was the Chief Executive Officer and Chairman of NetCel360. As a result of Mr. Kelly’s direct ownership interest in NetCel360, he received 26,270 Consideration Shares. At the time of the acquisition, Mr. Kelly held $1.9 million in principal amount of the Bridge Loan. On June 25, 2001, we repaid to Mr. Kelly $200,000 in principal amount and accrued interest of the Bridge Loan, and Mr. Kelly surrendered $767,414 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $767,414. On December 15, 2001, Mr. Kelly purchased an additional $135,783 in principal and accrued interest of the Bridge Loan from other holders of the Bridge Loan for $67,892 in cash. We discharged our remaining obligations to Mr. Kelly under the Bridge Loan on December 18, 2001 by converting the remaining balance of Mr. Kelly’s Bridge Loan into 271,642 shares of our common stock in accordance with the terms of the Bridge Loan.

In connection with completing the acquisition, Mr. Smith was appointed our Vice Chairman and Chief Strategy Officer. In December 2001, he was also appointed as our Chief Financial Officer. Prior to the acquisition, Mr. Smith was NetCel360’s Vice Chairman. As a result of Mr. Smith’s direct ownership interest in NetCel360, he received 10,630 Consideration Shares. At the time of the acquisition, Mr. Smith held $774,632 in principal amount of the Bridge Loan. On June 25, 2001, he surrendered $239,031 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $239,031. On December 1, 2001, Mr. Smith sold $121,957 in principal and accrued interest of the Bridge Loan for a cash purchase price of $121,957. On December 15, 2001, Mr. Smith then purchased an additional $49,460 in principal and accrued interest of the Bridge Loan from other holders of the Bridge Loan for $49,460 in cash. We discharged our remaining obligations to Mr. Smith under the Bridge Loan on December 18, 2001 by converting the remaining balance of Mr. Smith’s Bridge Loan into 120,578 shares of our common stock in accordance with the terms of the Bridge Loan.

AIIG has informed us that as a result of its direct ownership interest in NetCel360, it received 5,984 Consideration Shares. At the time of the acquisition, AIIG held $294,012 in principal amount of the Bridge Loan. On July 13, 2001, AIIG surrendered $251,160.58 in principal amount and accrued interest of the Bridge Loan in exchange for a Series A Convertible Note in principal amount of $251,160.58. We discharged our remaining obligations to AIIG under the Bridge Loan on December 18, 2001 by converting the remaining balance of AIIG’s Bridge Loan into 11,365 shares of our common stock in accordance with the terms of the Bridge Loan. Mr. Edelson, a member of our Board of Directors, is a controlling person of the managing member of the general partner of the managing member of AIIG.

BAPEF has informed us that as a result of its direct ownership interest in NetCel360, it received 48,306 Consideration Shares. At the time of the acquisition, BAPEF held $409,920 in principal amount of the Bridge Loan. We discharged our obligations to BAPEF under the Bridge Loan on December 18, 2001 by converting the balance of BAPEF’s Bridge Loan into 105,853 shares of our common stock in accordance with the terms of the Bridge Loan. BAPEF beneficially owns more than five percent of our total outstanding shares.

Financing Agreements. On June 25, 2001, we entered into a Convertible Note Purchase Agreement pursuant to which we sold Series A Convertible Notes to a group of lenders including Mr. Kelly, Mr. Smith, Mr. Cantillon, MCP, AIIG and BAPEF. The Series A Convertible Notes bear interest at a rate of 10% per annum and mature on June 30, 2003. In addition, these notes are convertible, at the holder’s option, into shares of our Series 3-A Preferred Stock, which, in turn, are convertible at the holder’s option into shares of our common stock.

The following table sets forth the principal amount of Series A Convertible Notes purchased by each of Mr. Kelly, Mr. Smith, Mr. Cantillon, AIIG, MCP and BAPEF on June 25, 2001.

Purchaser	Series A Convertible Notes
Phillip E. Kelly	$767,414
Dennis M. Smith	$239,031
John G. Cantillon	$1,000,000
Asia Internet Investment Group I, LLC	$251,151
Mercantile Capital Partners I, L.P.	$1,300,000
BAPEF Investments XII Ltd.	$1,000,000

The Series A Convertible Notes noted above are no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

On July 12, 2001, we entered into the Series B Agreement pursuant to which we sold exchangeable promissory notes (the “Series B Exchangeable Notes”) and Series B Warrants to a group of purchasers including Mr. Kelly, Mr. Cantillon and BAPEF. The Series B Exchangeable Notes accrued interest at a rate of 10% per annum and were to mature on June 30, 2003. The Series B Warrants have an exercise price of $2.00 per share and expire on July 12, 2006. In addition, the purchasers of the Series B Exchangeable Notes received upon issuance a transaction fee of 2.5% of the total principal amount of their Series B Exchangeable Notes. We used the proceeds from the sale of the Series B Exchangeable Notes and Series B Warrants to secure a letter of credit supporting our reseller arrangements with Gateway Manufacturing, Inc. In accordance with the terms of the Series B Agreement, following the termination of such letter of credit when Gateway terminated those reseller arrangements, we repaid the Series B Exchangeable Notes in full on December 28, 2001. As described further below, Messrs. Kelly and Cantillon each elected to have half of the outstanding balance of their respective Series B Exchangeable Notes, including accrued interest, repaid in cash ($402,630 and $268,419, respectively) and the other half repaid through surrender for Series B-1 Exchangeable Notes, and BAPEF elected to have the entire amount of its Series B Exchangeable Notes repaid through surrender for Series B–1 Exchangeable Notes.

The following table sets forth the principal amount of Series B Exchangeable Notes purchased by each of Mr. Kelly, Mr. Cantillon and BAPEF on July 12, 2001 and the number of shares of common stock issuable upon exercise of the Series B Warrants purchased by them on that date. The Series B Exchangeable Notes are no longer outstanding, as they were repaid in full on December 28, 2001.

Purchaser	Series B Exchangeable Notes	Series B Warrants
Phillip E. Kelly	$768,750	192,187
John G. Cantillon	$512,500	128,125
BAPEF Investments XII Ltd.	$2,050,000	512,500

The Series B Notes and Series B Warrants noted above are also no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

On January 31, 2002, pursuant to the Series B-1 Agreement, we issued $2.9 million in principal amount of exchangeable promissory notes (the “Series B-1 Exchangeable Notes”) and Series B-1 Warrants to holders of Series B Exchangeable Notes (including Mr. Kelly, Mr. Cantillon and BAPEF) who elected to surrender some or all of the principal and accrued interest on their respective Series B Exchangeable Notes in exchange for Series

B-1 Exchangeable Notes and Series B-1 Warrants. The Series B-1 Exchangeable Notes accrue interest at a rate of 10% per annum and have a maturity date of June 30, 2003. The Series B-1 Exchangeable Notes are convertible into Series A Convertible Notes if the Series B-1 Exchangeable Notes are not repaid prior to August 15, 2002. As noted previously, Series A Convertible Notes are convertible, at the holder’s option, into shares of our Series 3-A Preferred Stock, which, in turn, are convertible, at the holder’s option, into shares of our common stock. Unlike the Series B Exchangeable Notes, the proceeds of the Series B-1 Exchangeable Notes may be used by us for general corporate purposes. The Series B-1 Warrants have an exercise price of $2.00 per share and expire on January 30, 2007.

The following table sets forth the principal amount of Series B-1 Exchangeable Notes received by each of Mr. Kelly, Mr. Cantillon and BAPEF upon surrender of their Series B Exchangeable Notes on January 31, 2002 and the number of shares of common stock issuable upon exercise of the Series B-1 Warrants purchased by them on that date. As the Series B-1 Exchangeable Notes are not convertible into Series A Convertible Notes unless they have not been repaid prior to August 15, 2002, this table does not show the number of shares of Series 3-A Preferred Stock or common stock into which the Series B-1 Exchangeable Notes could ultimately be converted.

Purchaser	Series B-1 Exchangeable Notes	Series B-1 Warrants
Phillip E. Kelly	$402,629	100,657
John G. Cantillon	$268,420	67,104
BAPEF Investments XII Ltd.	$2,147,357	536,840

The Series B-1 Exchangeable Notes and Series B-1 Warrants noted above are also no longer outstanding as they were exchanged for Series 4-A Preferred Stock on October 25, 2002.

Private Placement and Exchange. On October 25, 2002, we completed a private placement, pursuant to which we issued 3,750 shares of Series 4-A Preferred Stock and warrants to purchase 1,250,000 shares of common stock to CDPQ for a total purchase price of $7.5 million. These warrants have an initial exercise price of US$0.01 per share. These warrants are only exercisable between April 1, 2005 and March 30, 2006 but only if neither of the following has occurred (i) a Liquidity Date (as such term is defined in the warrants) has occurred before January 31, 2005, or (ii) we have achieved specific consolidated net income thresholds. The holders of these warrants will not be entitled to any voting rights or any other rights as a stockholder until they are duly exercised for shares of common stock. As affirmed in a filing with the Securities and Exchange Commission on October 25, 2002, Quilvest, an entity otherwise independent of CDPQ that acquired 750 shares of Series 4-A Preferred Stock in the private placement, and CDPQ have agreed to coordinate their voting and disposition of Series 4-A Preferred Stock.

In connection with the private placement, and as required by CDPQ as a precondition to its purchase, we caused Messrs. Kelly, Smith, Cantillon, BAPEF and MCP, to exchange their holdings of Series A Convertible Notes, Series B Exchangeable Notes, Series B-1 Exchangeable Notes, Series B Warrants, Series B-1 Warrants and Series 2-A Preferred Stock for shares of Series 4-A Preferred Stock, as follows:

•	Mr. Kelly was issued 1,905 shares of Series 4-A Preferred Stock in exchange for (a) $767,414 principal amount of Series A Convertible Notes, (b) $404,629 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 192,187 shares of common stock and (d) Series B-1 Warrants to purchase 100,657 shares of common stock;

•	Mr. Smith was issued 383 shares of Series 4-A Preferred Stock in exchange for $239,031 principal amount of Series A Convertible Notes;

•	Mr. Cantillon was issued 2,053 shares of Series 4-A Preferred Stock in exchange for (a) $1,000,000 principal amount of Series A Convertible Notes, (b) $268,420 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 128,125 shares of common stock, and (d) Series B-1 Warrants to purchase 67,104 shares of common stock;

•	BAPEF was issued 5,094 shares of Series 4-A Preferred Stock in exchange for (a) $1,000,000 principal amount of Series A Convertible Notes, (b) $2,147,357 principal amount of Series B-1 Notes, (c) Series B Warrants to purchase 512,500 shares of common stock, and (d) Series B-1 Warrants to purchase 536,840 shares of common stock;

•	MCP was issued 3,387 shares of Series 4-A Preferred Stock in exchange for (a) $1,300,000 principal amount of Series A Convertible Note and (b) 624,025 shares of Series 2-A Preferred Stock; and

•	AIIG was issued 401 shares of Series 4-A Preferred Stock in exchange for $251,151 principal amount of Series A Convertible Note.

The following table sets forth number of shares of Series 4-A Preferred Stock issued to Messrs. Kelly, Smith, Cantillon and BAPEF and MCP in connection with the private placement and exchange consummated on October 25, 2002. Also included are the shares of Series 4-Preferred Stock sold to CDPQ and Quilvest

Name of Holder	Number of Shares of Series 4-A Preferred Stock
Phillip Kelly	1,905
Dennis Smith	383
John Cantillon	2,053
BAPEF Investments XII, Ltd.	5,094
Mercantile Capital Partners I, L.P.	3,387
Asia Internet Investment Group I, LLC	401
Capital International Asia CDPQ Inc.	3,000
Quilvest Asian Equity Ltd.	750

Executive Employment Agreements. We have employment agreements with each of Messrs. Kelly, Smith, Cantillon and Waverley.

Mr. Kelly is party to an employment agreement with one of our subsidiaries, dated as of January 1, 2003. Under this agreement, effective August 1, 2003, Mr. Kelly receives a base salary of $350,400 per year, and is eligible for a target incentive bonus equal to 100% of the base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under previous employment agreements, which were superceded by the present agreement, we were obligated to grant Mr. Kelly that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to four percent of our outstanding common stock, as of February 15, 2002, calculated on a fully diluted basis (the “Kelly Option”). Pursuant to the Kelly Option, we granted Mr. Kelly stock options to purchase a total of 311,241 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Kelly Option have fully vested as of March 31, 2003. Under the now superceded employment agreements, we also granted Mr. Kelly another option to purchase 87,600 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003. Under the current employment agreement, if Mr. Kelly is assigned to a location outside of the United States, Mr. Kelly is eligible for a housing allowance to be determined by prevailing market rates in the city of assignment and as appropriate for CEOs. Alternatively, if Mr. Kelly is assigned within the United States, we must reimburse Mr. Kelly for reasonable travel expenses incurred by his spouse accompanying him on business-related trips to Asia Pacific, up to a maximum of $6,000 per month. We are also obligated to provide him with an executive automobile. Mr. Kelly’s employment agreement has an initial term that expires on June 21, 2003, and renews automatically for one-year periods unless either party gives notice of termination not less than 90 days prior to the end of the existing term. We may terminate Mr. Kelly’s employment agreement with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Kelly’s employment upon 90 days notice.

Mr. Smith is party to parallel employment agreements with two of our subsidiaries, each dated as of June 22, 2001. Under these agreements, effective August 1, 2003, Mr. Smith receives in the aggregate a base salary of $276,900 per year, and is eligible for a target incentive bonus equal to 100% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under the agreements, we were obligated to grant Mr. Smith that number of stock options that would result in him having the right to purchase a number of shares of common stock equal to three percent of our outstanding common stock, as of February 15, 2002, calculated on a fully diluted basis (the “Smith Option”). Pursuant to the Smith Option, we granted Mr. Smith stock options to purchase a total of 233,431 shares of our common stock, at an exercise price of $2.00 per share. All of the options granted pursuant to the Smith Option have fully vested as of March 31, 2003. Under the agreements, we also granted Mr. Smith another option to purchase 66,563 shares of common stock, with an exercise price of $2.00 per share. All of these options have fully vested as of March 31, 2003. Under the agreements, we have agreed to reimburse Mr. Smith for all housing expenses up to HK$85,000 per month (approximately $10,900 per month) and all tuition costs of one child. Mr. Smith’s employment agreements have an initial term that expires on June 22, 2003, and renew automatically for one-year periods unless either party gives notice of termination not less than 90 days prior to the end of the existing term. We may terminate Mr. Smith’s employment agreement with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Smith’s employment upon 90 days notice.

Mr. Cantillon is party to parallel employment agreements with two of our subsidiaries, each dated January 1, 2003. Under these agreements, effective September 1, 2003, Mr. Cantillon receives an aggregate base salary of $205,000 per year, and is eligible for a target incentive bonus equal to 100% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. We also provide Mr. Cantillon with a housing reimbursement of $3,000 per month. Mr. Cantillon’s employment agreements each have an initial term that expires on January 1, 2005, and renew automatically for one-year periods unless either party gives notice of termination not less than 90 days prior to the end of the existing term. We may terminate Mr. Cantillon’s employment agreements with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Cantillon’s employment upon 90 days notice.

Mr. Waverley is party to an employment agreement with one of our subsidiaries, dated as of August 15, 2002. Under this agreement, Mr. Waverley receives a base salary of $200,000 per year and is eligible for a target incentive bonus equal to 75% of the aggregate base salary. This bonus is payable upon achievement of certain targets set by the Compensation Committee. Under his employment agreement, Mr. Waverley was also issued options to purchase 137,500 shares of common stock, that vest over three years with an exercise price of $2.20, the fair market value at the time of grant. We also provide Mr. Waverley with an international consultant to advise him on his income tax preparation and to prepare his annual tax returns. Mr. Waverley’s employment agreement has an initial term that expires on August 15, 2005, and renews automatically for one-year periods unless either party gives notice of termination not less than 90 days prior to the end of the existing term. We may terminate Mr. Waverley’s employment agreement with cause upon the happening of certain specified events and the Board of Directors may, at its discretion, terminate Mr. Waverley’s employment upon 90 days notice. In the event Mr. Waverley is terminated other than for Actual Cause (as defined), his options continue to vest for a six-month period following the date of such termination. Further, in the case where Mr. Waverley terminates his employee for certain specified reasons within the first year his options shall continue to vest for a one-year period following the date of termination. In these instances, termination other than for Actual Cause or by Mr. Waverley for specified reasons within the first year, Mr. Waverley is also entitled to a lump sum termination payment equal to expenses, vacation pay and bonus awarded but not paid owed Mr. Waverley through the separation date plus 25% of his then base salary.

CERTAIN TRANSACTIONS

See “Executive Officer Compensation — Compensation Committee Interlocks and Insider Participation” above.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During Fiscal 2003, the Board of Directors set the salaries and other compensation of our executive officers and certain other key employees and administered our stock option and bonus plans. The Board of Directors’ Compensation Committee did not convene in Fiscal 2003.

General Compensation Policy

For Fiscal 2003, the Board of Directors determined the base salary for executive officers, other than for the Chief Executive Officer, based largely on recommendations by our Chief Executive Officer. The goal of the Board of Directors’ compensation policy during the last fiscal year was to retain, motivate and reward management through our compensation policies and awards. Generally, compensation of executive officers is designed to be competitive, to reward exceptional performance and to align the interest of executive officers with the interests of stockholders. The Board of Directors has approved compensation policies consistent with these goals and has authorized the Compensation Committee to supervise the implementation of these policies.

The compensation program for executives consists of three basic elements:

•	a base salary;

•	performance-based bonuses; and

•	periodic grants of stock options.

Base Salary. Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability taking into account the position involved and the level of the executive’s experience. In addition, consideration is given to other factors, including an officer’s contribution to Vsource as a whole.

Bonus Compensation. The Board of Directors believes that cash bonuses are an important part of executive officer’s compensation. The actual amount to be awarded to an executive officer is contingent upon our meeting specified corporate goals and the officer meeting specified individual goals, with corporate performance having a significantly heavier weighting in the calculation of an executive officer’s bonus.

Long Term Incentives. Currently, stock options are our primary long-term incentive vehicle. Substantially all of our employees are eligible for stock option awards on an annual basis. Whether an award is made, and the size of the award, is based on position, responsibilities and corporate and individual performance. During Fiscal 2003, we awarded stock options to purchase an aggregate of 2,535,790 shares of common stock to Mr. Kelly and our other current executive officers.

The Compensation Committee has the authority to review annually the annual and long-term compensation of all of our executives and employees to assure that all such executives and employees continue to be properly motivated to serve the interests of our stockholders.

Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because no executive officer had total compensation exceeding $1 million in the previous fiscal year, the Board of Directors has not found it necessary to address the issues related to these requirements.

Executive Compensation for the Fiscal Year Ended January 31, 2003

Phillip Kelly has served as our Chief Executive Officer since July 2001. For Fiscal 2003, Mr. Kelly received a salary of $226,300 and a $170,047 bonus. In addition, Mr. Kelly received other compensation in the amount of $71,898. The Board of Directors believes that Mr. Kelly’s salary and other compensation, as well as the salaries of other current executive officers and the stock option grants granted to current executive officers for Fiscal 2003, were determined in a manner generally consistent with the factors described above.

Phillip E. Kelly

Dennis M. Smith

I. Steven Edelson

Jean Salata

Robert N. Schwartz, Ph.D.

Bruno Seghin

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors and which was attached to the Company’s proxy statement relating to its 2001 annual stockholders meeting, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company’s independent auditors with respect to the financial statements.

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee met with the independent auditors to discuss the results of their examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also reviewed and discussed with senior management the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended January 31, 2003. Management has confirmed to the Audit Committee that the financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with generally accepted accounting principles. Further, the Company’s Chief Executive Officer and Principal Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

The Audit Committee has discussed with PricewaterhouseCoopers, our independent auditors for the fiscal year ended January 31, 2003, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

The Audit Committee has received from PricewaterhouseCoopers a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between PricewaterhouseCoopers and the Company that in its professional judgment may reasonably be thought to bear on independence. PricewaterhouseCoopers has discussed its independence with the Audit Committee, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Audit Committee also considered whether PricewaterhouseCoopers’ provision of non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers’ independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2003 and that PricewaterhouseCoopers be appointed independent auditors of the Company for Fiscal 2004.

Robert N. Schwartz, Ph.D.

The foregoing Audit Committee Report will not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following graph compares the cumulative total stockholder return on our common stock on January 31, 1998, and as of the end of each fiscal year through January 31, 2003, with the cumulative total return of the Nasdaq Composite Index and the Goldman Sachs Technology Services Index. This graph assumes the investment of $100 on February 1, 1998, in our common stock, the Nasdaq Composite Index, the Goldman Sachs Technology Services Index and the reinvestment of dividends. No dividends have been declared or paid on our common stock during the period. The stock price performance shown on the graph following is not necessarily indicative of future price performance. Although our common stock stopped trading on the Nasdaq National Market on December 21, 2001, and now trades on the OTC Bulletin Board, we have compared the cumulative total stockholder return of our common stock with the Nasdaq Composite Index because we believe this provides shareholders with a broad index comparison.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG VSOURCE, INC.,

NASDAQ COMPOSITE INDEX AND

GOLDMAN SACHS TECHNOLOGY SERVICES INDEX

ASSUMES $100 INVESTED ON JAN. 31, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING JAN. 31, 2003

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have engaged PricewaterhouseCoopers to audit our financial statements for Fiscal 2004. PricewaterhouseCoopers audited our financial statements for Fiscal 2003 and the decision to retain PricewaterhouseCoopers as our independent auditor has been approved by the Board of Directors and the Audit Committee.

Fees

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers as of or for the years ended January 31, 2003 and 2002, were:

	2003	2002

Audit	$183,500	$155,000

Audit Related	45,000	163,900

Tax	124,950	84,300

Total	$353,450	$403,200

Audit fees for the years ended January 31, 2003 and 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and the statutory audits of certain subsidiary companies and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit Related fees for the years ended January 31, 2003 and 2002, respectively, were for accounting consultations in connection with capital issuances, the NetCel360 acquisition and review of responses to various SEC comment letters.

Tax fees as of the years ended January 31, 2003 and 2002, respectively, were for services related to tax compliance and advisory services including assistance with preparation of tax returns, advice on goods and services taxes and duties in various jurisdictions and ad hoc corporate tax planning and advice.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of the auditors.

Although not required, the Board of Directors is submitting its selection of PricewaterhouseCoopers as our independent auditors to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote by the stockholders on such ratification, the Board of Directors will review its future selection of auditors. A representative of PricewaterhouseCoopers is expected to attend the 2003 Annual Meeting of Stockholders via teleconference and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Company’s Audit Committee pre-approves audit and non-audit services provided by PricewaterhouseCoopers at its quarterly meetings.

The Board of Directors unanimously recommends a vote to ratify the appointment of PricewaterhouseCoopers as independent auditors.

Our former accountants, Grant Thornton LLP, ceased their role as our independent accountants on July 10, 2001. Grant Thornton’s LLP’s report, dated April 13, 2001 (except for Note 10 to the financial statements, as to which the date is September 24, 2001), on the consolidated statements as of and for the years ended January 31, 2001 and 2000 contained an additional paragraph adding emphasis to the matter of our ability to continue as a going concern. During the two most recent fiscal years and any subsequent interim period, there were no disagreements between us and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make a reference to the subject matter of the disagreements in connection with their report

WHERE YOU CAN FIND MORE INFORMATION

Our Annual Report on Form 10-K for the year ended January 31, 2002, as amended, is being mailed to the stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. Copies of the Company’s Annual Report on Form 10-K for the year ended January 31, 2003, as amended, may be obtained without charge upon request to:

Vsource, Inc.

7855 Ivanhoe Avenue

La Jolla, CA 92037

Attention: Investor Relations

Tel. (858) 551-2920

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

[Form of Proxy]

VSOURCE, INC.

7855 Ivanhoe Avenue

Suite 200

La Jolla, California 92037

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Vsource, Inc., a corporation organized under the laws of the State of Delaware, hereby appoints Phillip E. Kelly and Dennis M. Smith as my (our) proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Vsource, Inc., which the undersigned is or may be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, December 17, 2003, at 10:00 a.m. local time, at the Embassy Suites Hotel, 4550 La Jolla Village Drive, San Diego, California 92122, or any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the proposals below.

1.	The election of six (6) Directors of the Company.

☐ FOR all nominees listed (except those nominees whose names have been stricken pursuant to the instruction below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed

Nominees: Phillip E. Kelly, Dennis M. Smith, I. Steven Edelson, Jean Salata, Bruno Seghin and Robert N. Schwartz, Ph.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)

2.	Ratify the appointment of PricewaterhouseCoopers as our independent auditors for the fiscal year ending January 31, 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR each of the nominees for director and Proposal 2.

Your signature on this proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement, both dated November 26, 2003.

Date:

Signature:

(Signature)

Title:

Signature:

(Signature if held jointly)

Title:

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.